EXHIBIT 99.1

EDUCATIONAL DEVELOPMENT CORPORATION

ANNOUNCES FISCAL FOURTH QUARTER AND FISCAL 2025 RESULTS

TULSA, OK, May 19, 2025—Educational Development Corporation (“EDC”, or the “Company”) (NASDAQ: EDUC), a publishing company specializing in books and educational products for children, today reports financial results for the fiscal fourth quarter and fiscal year ended February 28, 2025.

Fiscal Year Summary Compared to the Prior Year

●	Net revenues of $34.2 million compared to $51.0 million.

●	Average active PaperPie Brand Partners totaled 12,300 compared to 18,300.

●	Loss before income taxes totaled $(6.9) million.

●	Net loss totaled $(5.3) million.

●	Earnings (loss) per share totaled $(0.63), compared to a gain of $0.07, on a fully diluted basis.

Fourth Quarter Summary Compared to the Prior Year Fourth Quarter

●	Net revenues for the quarter were $6.6 million compared to $9.0 million.

●	Average active PaperPie Brand Partners totaled 9,400 compared to 15,500.

●	Loss before income taxes were $(1.5) million, a $0.7 million improvement over past fiscal fourth quarter.

●	Net Loss totaled $(1.3) million an improvement of $0.3 million over past fiscal fourth quarter.

●	Loss per share totaled $(0.16) compared to loss per share of $(0.19), on a fully diluted basis.

Per Craig White, Chief Executive Officer, “Throughout fiscal 2025, we continued to run promotions with discounted pricing, prioritizing cash flow over profitability to reduce debt and lower inventory as part of our plan with the bank. These tactical decisions have generated cash which was used to pay down debt and past due invoices with our vendors. The positive outcome from these decisions allowed us to reduce our vendor payables by $2.0 million and reduce our bank debts, including our revolver and our two term loans, by a combined $3.1 million. As we have stated previously, reducing our bank debts and related interest expense has been the top priority in the short-term to appease our bank.”

“During fiscal 2025, we reduced our inventory levels from $55.6 million to $44.7 million, generating $10.9 million of cash flows.  We remain focused on reducing our excess inventory, which approximates $30M at current revenue levels, and the cash flow generated from inventory reductions is expected to further strengthen our financial position. Our Company has as history of being very conservative with our operations and we are confident that the cash flow generated from reducing excess inventory levels will help us through difficult economic times.”

“In Comparison to last year, during fiscal 2024 we had two unusual transactions that created profitability. First, the receipt of an Employee Retention Credit of $3.8 million and, second, $4.0 million gain from the sale of our old headquarters building. The proceeds from these transactions, along with the cash flow generated from inventory reductions in fiscal 2024 of $8.2 million, allowed us to reduce our bank borrowings from $45.7 million to $33.9 million. So, on a combined basis, during fiscal 2024 and 2025 we have reduced our bank debts and vendor payables by $16.9 million.”

“While these results are significant, we have also continued to focus on reducing our operating expenses, most evidenced by our reduced fourth quarter losses on much lower revenue levels. I am proud of the efforts of our team to stay focused on cost reductions during this difficult economic period of high inflation and the resulting reduced disposable income of our customers.”

“Our strategic direction remains to strengthen our financial position through the sale and leaseback of our headquarters building, the “Hilti Complex.” This transaction will bring financial value to our shareholders and the proceeds from the sale are expected to fully pay down all of our remaining bank debts, eliminating interest expense which has challenged our profitability. Following the completion of the transaction, we expect to continue operations with minimal, if any, bank borrowings.”

“I am pleased to announce that we recently executed a Purchase Sale Agreement with a new buyer, TG OTC, LLC. We have been working with the principals of TG OTC, LLC over the past several months to solidify the key business items within the agreement, including our lease back terms. Under the agreement, EDC will retain ownership of the 17 acres of excess land following the sale, which will strengthen our balance sheet. TG OTC, LLC will have 90 days to perform their due diligence, and we expect to close the transaction by early September. The proceeds from the sale will be used to fully pay down our debts and provide ongoing operational liquidity.”

EDUCATIONAL DEVELOPMENT CORPORATION
CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended February 29 (28),		Twelve Months Ended February 29 (28),
	2025	2024	2025	2024
NET REVENUES	$6,636,300	$8,968,400	$34,191,000	$51,030,300

EARNINGS (LOSS) BEFORE INCOME TAXES	(1,530,000)	(2,213,700)	(6,855,000)	734,500

INCOME TAXES	(184,500)	(599,100)	(1,591,400)	188,100
NET EARNINGS (LOSS)	$(1,345,500)	$(1,614,600)	$(5,263,600)	$546,400

EARNINGS (LOSS) PER SHARE	$(0.16)	$(0.19)	$(0.63)	$0.07

DIVIDENDS PER SHARE	$-	$-	$-	$-

WEIGHTED AVERAGE NUMBER OF COMMON AND EQUIVALENT SHARES OUTSTANDING
Basic	8,583,494	8,266,032	8,348,971	8,269,971
Diluted	8,583,494	8,308,448	8,348,971	8,285,230

Fiscal 2025 Earnings Call

Date: Monday, May 19, 2025

Time: 3:30 PM CT (4:30 PM ET)

Dial-in number: (800) 717-1738

Conference ID: 95306

The conference call will be broadcast live and audio replays will be available following the event at www.edcpub.com/investors.

About Educational Development Corporation (EDC)

EDC began as a publishing company specializing in books for children. EDC is the owner and exclusive publisher of Kane Miller Books (“Kane Miller”); Learning Wrap-Ups, maker of educational manipulatives; and SmartLab Toys, maker of STEAM-based toys and games. EDC is also the exclusive United States MLM distributor of Usborne Publishing Limited (“Usborne”) children’s books. EDC-owned products are sold via 4,000 retail outlets and EDC and Usborne products are offered by independent brand partners who hold book showings through social media, book fairs with schools and public libraries, in individual homes, as well as other in-person events and internet sales.

Contact:

Educational Development Corporation

Craig White, (918) 622-4522

Cautionary Statement for the Purpose of the “Safe Harbor” Provision of the Private Securities Litigation Reform Act of 1995.

The information discussed in this Press Release includes “forward-looking statements.” These forward-looking statements are identified by their use of terms and phrases such as “may,” “expect,” “estimate,” “project,” “plan,” “believe,” “intend,” “achievable,” “anticipate,” “continue,” “potential,” “should,” “could,” and similar terms and phrases. Although we believe that the expectations reflected in these forward-looking statements are reasonable, they do involve certain assumptions, risks and uncertainties and we can give no assurance that such expectations or assumptions will be achieved. Known and unknown risks, uncertainties and other factors may cause our actual results, performance, or achievements to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, our success in recruiting and retaining new brand partners, our ability to locate and procure desired books, our ability to ship the volume of orders that are received without creating backlogs, our ability to obtain adequate financing for working capital and capital expenditures, economic and competitive conditions, regulatory changes and other uncertainties, the COVID-19 pandemic, as well as those factors discussed in our Annual Report on Form 10-K for the year ended February 28, 2025, all of which are difficult to predict. In light of these risks, uncertainties and assumptions, the forward-looking events discussed may not occur. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements in this paragraph and elsewhere in our Annual Report on Form 10-K for the year ended February 28, 2025 and speak only as of the date of this Press Release. Other than as required under the securities laws, we do not assume a duty to update these forward-looking statements, whether as a result of new information, subsequent events or circumstances, changes in expectations or otherwise.

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